Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Reports Third Quarter 2024 Results

Renton, Washington – October 29, 2024 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported a net loss of $608,000, or $(0.07) per diluted share, for the quarter ended September 30, 2024, compared to net income of $1.6 million, or $0.17 per diluted share, for the quarter ended June 30, 2024, and net income of $1.5 million, or $0.16 per diluted share, for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, the Company reported a net loss of $128,000, or $(0.01) per diluted share, compared to net income of $5.1 million, or $0.56 per diluted share, for the comparable period in 2023.

The net loss for the quarter was primarily the result of a $1.6 million provision for credit losses. Our allowance for credit losses (“ACL”) analysis determined that a provision for credit losses of $1.6 million was appropriate as of September 30, 2024. This provision mainly relates to two participation loans totaling $6.0 million, for which we are not the lead lender. These loans, secured by short-term rehabilitation and assisted living facilities, have been individually evaluated and classified as “substandard” since March 2022 due to a decline in demand for the services provided at such facilities post-COVID. While payments on the loans were current as of September 30, 2024, updated appraisals received during the quarter resulted in an increase in our ACL. The loan guarantors are under contract to sell another property, with the sale expected to close in the fourth quarter of 2024. Proceeds from this sale are expected to be applied to the two loans, which would improve our position. Additionally, the guarantors reported interest from a national real estate developer in purchasing one of the facilities, though no purchase agreement was entered into as of September 30, 2024. The ACL was also impacted by higher forecasted unemployment rates and increased construction and land development loan balances. Additionally, reserves for unfunded commitments increased by $75,000 due to increased construction lending activity during the quarter.

“While we recorded a provision for credit losses during the quarter ended September 30, 2024, our credit quality remained strong, with only $853,000 in nonaccrual loans relative to our $1.14 billion total loan portfolio. Our strong credit quality is directly related to our top-notch lending department employees who originate, document and underwrite these loans,” stated Joseph W. Kiley III, President and CEO.

“We also continue to work closely with Global Federal Credit Union (“Global”) to prepare for the closing of the pending transaction and to ensure a smooth transition for our customers and employees. I truly appreciate the efforts and patience of our employees, customers, and shareholders as we await the final required approval from the National Credit Union Administration before we can close the transaction,” concluded Kiley.

Highlights for the quarter ended September 30, 2024:
•	Net loans receivable totaled $1.13 billion at September 30, 2024, down $8.9 million from the prior quarter end.
•	Book value per share was $17.39 at September 30, 2024, compared to $17.51 at June 30, 2024, and $17.35 at September 30, 2023.
•	The Bank’s Tier 1 leverage and total capital ratios were 10.9% and 16.7% at September 30, 2024, compared to 10.9% and 16.6% at June 30, 2024, and 10.3% and 16.0% at September 30, 2023, respectively.
•	Credit quality remained strong with nonaccrual loans totaling only $853,000, or 0.07% of total loans.
•
A $1.6 million provision for credit losses was recorded in the current quarter, compared to a $200,000 recapture of provision for credit losses in the prior quarter and a $300,000 recapture of provision for credit losses in the comparable quarter in 2023.

Deposits totaled $1.17 billion at September 30, 2024, compared to $1.09 billion at June 30, 2024, and $1.21 billion at September 30, 2023. The $79.2 million increase in deposits at September 30, 2024, compared to June 30, 2024, was due primarily to a $81.9 million increase in retail certificates of deposit and a $624,000 increase in noninterest-bearing demand deposits, partially offset by a $1.5 million, $1.4 million, $392,000, and $104,000 decline in interest-bearing demand deposits, money market deposits, savings and brokered deposits, respectively. The increased deposits were used to pay down our FHLB advances to $100.0 million at September 30, 2024, from $176.0 million at June 30, 2024.
Advances from the FHLB totaled $100.0 million at September 30, 2024, down from $176.0 million at June 30, 2024, and $125.0 million at September 30, 2023, as the increase in deposits during the current quarter allowed us to reduce our reliance on FHLB advances. At September 30, 2024, the $100.0 million in FHLB advances were tied to cash flow hedge agreements where the Bank pays a fixed rate and receives a variable rate in return to assist in the Bank’s interest rate risk management efforts. These cash flow hedge agreements had a weighted average remaining term of 30.8 months and a weighted average fixed interest rate of 1.93% as of September 30, 2024. The average cost of borrowings was 3.19% for the quarter ended September 30, 2024, compared to 2.64% for the quarter ended June 30, 2024, and 2.42% for the quarter ended September 30, 2023.

The following table presents a breakdown of our total deposits (unaudited):

	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$100,466	$99,842	$104,164	$624	$(3,698)
Interest-bearing demand	55,506	57,033	60,816	(1,527)	(5,310)
Savings	17,031	17,423	18,844	(392)	(1,813)
Money market	495,978	497,345	501,168	(1,367)	(5,190)
Certificates of deposit, retail	447,474	365,527	349,446	81,947	98,028
Brokered deposits	50,900	51,004	175,972	(104)	(125,072)
Total deposits	$1,167,355	$1,088,174	$1,210,410	$79,181	$(43,055)

The following tables present an analysis of total deposits by branch office (unaudited):
September 30, 2024
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Brokered deposits	Total
	(Dollars in thousands)
King County
Renton	$29,388	$14,153	$10,654	$305,836	$315,721	$-	$675,752
Landing	3,442	1,660	237	8,348	12,733	-	26,420
Woodinville	1,968	2,234	959	8,852	11,522	-	25,535
Bothell	2,965	1,151	401	1,536	5,918	-	11,971
Crossroads	14,770	2,039	107	31,665	18,136	-	66,717
Kent	5,417	10,502	44	16,053	8,562	-	40,578
Kirkland	10,967	1,890	206	11,243	2,240	-	26,546
Issaquah	1,186	294	18	2,547	6,580	-	10,625
Total King County	70,103	33,923	12,626	386,080	381,412	-	884,144
Snohomish County
Mill Creek	3,990	2,171	384	14,628	10,312	-	31,485
Edmonds	9,254	6,831	330	18,549	13,281	-	48,245
Clearview	5,587	5,242	1,462	21,206	12,251	-	45,748
Lake Stevens	3,970	4,282	1,244	23,257	15,571	-	48,324
Smokey Point	2,994	1,664	969	29,353	11,387	-	46,367
Total Snohomish County	25,795	20,190	4,389	106,993	62,802	-	220,169
Pierce County
University Place	2,940	53	4	1,848	1,458	-	6,303
Gig Harbor	1,628	1,340	12	1,057	1,802	-	5,839
Total Pierce County	4,568	1,393	16	2,905	3,260	-	12,142

Brokered deposits	-	-	-	-	-	50,900	50,900

Total deposits	$100,466	$55,506	$17,031	$495,978	$447,474	$50,900	$1,167,355

June 30, 2024
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Brokered deposits	Total
	(Dollars in thousands)
King County
Renton	$30,336	$14,380	$11,186	$306,176	$246,076	$-	$608,154
Landing	2,079	566	113	7,895	9,881	-	20,534
Woodinville	1,953	2,949	987	10,931	10,845	-	27,665
Bothell	3,336	847	398	1,595	6,055	-	12,231
Crossroads	13,585	2,858	28	25,599	17,748	-	59,818
Kent	7,729	8,142	42	14,525	7,448	-	37,886
Kirkland	8,326	1,789	210	15,007	1,752	-	27,084
Issaquah	1,287	232	22	3,971	6,202	-	11,714
Total King County	68,631	31,763	12,986	385,699	306,007	-	805,086
Snohomish County
Mill Creek	5,823	2,306	420	15,209	9,578	-	33,336
Edmonds	10,418	9,470	402	20,255	12,753	-	53,298
Clearview	4,810	4,888	1,444	18,695	9,504	-	39,341
Lake Stevens	4,111	4,445	1,171	22,618	14,090	-	46,435
Smokey Point	2,700	3,152	982	31,808	10,435	-	49,077
Total Snohomish County	27,862	24,261	4,419	108,585	56,360	-	221,487
Pierce County
University Place	2,385	41	2	1,819	1,503	-	5,750
Gig Harbor	964	968	16	1,242	1,657	-	4,847
Total Pierce County	3,349	1,009	18	3,061	3,160	-	10,597

Brokered deposits	-	-	-	-	-	51,004	51,004

Total deposits	$99,842	$57,033	$17,423	$497,345	$365,527	$51,004	$1,088,174

Net loans receivable totaled $1.13 billion at September 30, 2024, compared to $1.14 billion at June 30, 2024, and $1.17 billion at September 30, 2023. During the quarter ended September 30, 2024, loan repayments outpaced new loan fundings across all loan categories except construction and land development. The average balance of net loans receivable totaled $1.13 billion for the quarter ended September 30, 2024, compared to $1.14 billion for the quarter ended June 30, 2024, and $1.17 billion for the quarter ended September 30, 2023.

The ACL represented 1.42% of total loans receivable at September 30, 2024, compared to 1.29% at both June 30, 2024, and September 30, 2023.

Nonaccrual loans totaled $853,000 at September 30, 2024, compared to $4.7 million at June 30, 2024, and $201,000 at September 30, 2023. The decrease compared to the prior quarter was due primarily to the payoff of a $4.1 million commercial real estate loan that had been reported as nonaccrual as of June 30, 2024. The Bank did not incur any loss related to this credit. Additionally, there was no other real estate owned at September 30, 2024, June 30, 2024, or September 30, 2023.

Net interest income totaled $8.5 million for the quarter ended September 30, 2024, compared to $9.0 million for the quarter ended June 30, 2024, and $9.7 million for the quarter ended September 30, 2023.

Total interest income was $19.4 million for the quarter ended September 30, 2024, compared to $19.3 million for the quarter ended June 30, 2024, and $19.7 million for the quarter ended September 30, 2023. The increase in total interest income during the current quarter was primarily due to interest income on interest-earning deposits held with banks which increased to $863,000 in the quarter ended September 30, 2024, up 79.0% from $482,000 in the quarter ended June 30, 2024, partially offset by decreases in interest income on loans and investments of $147,000 or 0.9% and $142,000 or 7.5%, respectively. The decrease in total interest income during the current quarter compared to the comparable quarter in 2023, was primarily due to decreases in interest income on loans of $260,000 or 1.5% and on investments of $374,000 or 17.7%, partially offset by increases in interest income on interest-earning deposits held with banks and dividends on FHLB stock of $338,000 or 64.4% and $37,000 or 32.7%, respectively.

Yield on loans decreased to 5.86% during the recent quarter from 5.93% for the quarter ended June 30, 2024, and increased from 5.73% for the quarter ended September 30, 2023. During the June 30, 2024 quarter, the Bank modified over $130 million in loans under its agreement with Global, resulting in a $214,000 increase in net deferred loan fees and costs, which increased the loan yield. In the most recent quarter, these fees and costs decreased by $266,000. The yield on investment securities for the current quarter was 4.30%, down from 4.38% last quarter and up from 3.98% a year ago.

Total interest expense was $11.0 million for the quarter ended September 30, 2024, compared to $10.3 million for the quarter ended June 30, 2024, and $10.0 million for the quarter ended September 30, 2023. The increase from the quarters ended June 30, 2024 and September 30, 2023, was due to increases in funding costs. Interest expense on deposits increased $250,000 or 2.6% to $9.7 million, while interest expense on other borrowings increased $364,000 or 42.9% to $1.2 million during the current quarter, compared to the prior quarter. The increase in interest expense on deposits was primarily due to a $32.5 million increase in the average balances of certificates of deposit, partially offset by declines of $28.9 million and $10.7 million in the average balances of brokered deposits and money market deposits, respectively. In addition, the average cost of interest-bearing deposits was 3.80% for the quarter ended September 30, 2024, up from 3.71% for the quarter ended June 30, 2024. The increase in interest expense on other borrowings was due to a $22.4 million increase in the average balance of borrowings, coupled with a 55-basis point increase in the average cost of other borrowings to 3.19% during the quarter ended September 30, 2024, compared to the prior quarter. The increase in interest expense during the current quarter compared to the same quarter in 2023, was also due to increases in both the average balance and cost of outstanding borrowings, which increased by $26.1 million and 77 basis points, respectively.

Net interest margin was 2.46% for the quarter ended September 30, 2024, compared to 2.66% for the quarter ended June 30, 2024, and 2.69% for the quarter ended September 30, 2023. The decrease in the net interest margin for the quarter ended September 30, 2024, was due primarily to continued pressure on funding costs. The average yield on interest-earning assets decreased seven basis points to 5.66% during the quarter ended September 30, 2024, from 5.73% during the quarter ended June 30, 2024, and increased 20 basis points from 5.46% during the quarter ended September 30, 2023. The average cost of interest-bearing liabilities increased 13 basis points to 3.72% during the quarter, from 3.59% during the quarter ended June 30, 2024, and increased 48 basis points from 3.24% during the quarter ended September 30, 2023. The net interest margin for the month of September 2024 was 2.49%.

Noninterest income for the quarter ended September 30, 2024, totaled $677,000, up slightly from $673,000 for the quarter ended June 30, 2024, and unchanged from $677,000 for the quarter ended September 30, 2023. The increase compared to the quarter ended June 30, 2024, was primarily due to fluctuations related to our fintech focused venture capital investment more than offsetting the decreases in BOLI income, wealth management revenue and deposit and loan related fees in the quarter.

Noninterest expense totaled $8.5 million for the quarter ended September 30, 2024, compared to $7.9 million for the prior quarter, and $8.8 million for the same period in 2023. The increase from the June 30, 2024 quarter was primarily due to a $789,000 increase in salaries and employee benefits. This was because the June 2024 quarter included $939,000 in deferred loan costs related to loan modifications, which reduced salary and employee benefit expenses, compared to $117,000 in deferred loan costs in the quarter ended September 30, 2024. Partially offsetting this was a $411,000 refund from the defined benefit plan buyout following a final census review of remaining plan participants. Professional fees also declined by $164,000 in the current quarter, largely due to a $101,000 decline in transaction-related expenses and a $54,000 decline in legal fees. Compared to the September 30, 2023 quarter, the decline in noninterest expense was primarily due to a $412,000 decrease in salaries and employee benefits, a $51,000 decrease in marketing expenses, a $35,000 decline in regulatory assessments, and $10,000 in lower occupancy and equipment expense. These reductions were partially offset by higher data processing, other general and administrative expenses and professional fees.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 15 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, our pending transaction with Global Federal Credit Union (“Global”) whereby Global, pursuant to the definitive purchase and assumption agreement (the “P&A Agreement”), will acquire substantially all of the assets and assume substantially all of the liabilities of the Bank, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based on current management expectations and may, therefore, involve risks and uncertainties. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or all of the parties to terminate the P&A Agreement; delays in completing the P&A Agreement; the failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the Global transaction, including the P&A Agreement, on a timely basis or at all; delays or other circumstances arising from the dissolution of the Bank and the Company following completion of the P&A Agreement; diversion of management’s attention from ongoing business operations and opportunities during the pending Global transaction; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of the Global transaction; adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including increases or decreases in the Federal Reserve benchmark rate and duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures; legislative and regulatory changes; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; effects of critical accounting policies and judgments, including the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

Assets	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Three Month Change	One Year Change

Cash on hand and in banks	$8,423	$10,811	$8,074	(22.1)%	4.3%
Interest-earning deposits with banks	72,884	48,173	49,618	51.3	46.9
Investments available-for-sale, at fair value	156,609	160,693	204,975	(2.5)	(23.6)
Investments held-to-maturity, at amortized cost	2,462	2,456	2,450	0.2	0.5
Loans receivable, net of allowance of $16,265, $14,796, and $15,306 respectively	1,126,146	1,135,067	1,168,079	(0.8)	(3.6)
Federal Home Loan Bank ("FHLB") stock, at cost	5,403	8,823	6,803	(38.8)	(20.6)
Accrued interest receivable	6,638	6,632	7,263	0.1	(8.6)
Deferred tax assets, net	2,690	2,360	3,156	14.0	(14.8)
Premises and equipment, net	18,584	19,007	19,921	(2.2)	(6.7)
Bank owned life insurance ("BOLI"), net	38,661	38,368	37,398	0.8	3.4
Prepaid expenses and other assets	8,898	11,447	13,673	(22.3)	(34.9)
Right of use asset ("ROU"), net	2,473	2,670	2,818	(7.4)	(12.2)
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	326	357	451	(8.7)	(27.7)
Total assets	$1,451,086	$1,447,753	$1,525,568	0.2	(4.9)

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$100,466	$99,842	$104,164	0.6	(3.6)
Interest-bearing deposits	1,066,889	988,332	1,106,246	7.9	(3.6)
Total deposits	1,167,355	1,088,174	1,210,410	7.3	(3.6)
Advances from the FHLB	100,000	176,000	125,000	(43.2)	(20.0)
Advance payments from borrowers for taxes and insurance	5,211	2,764	4,760	88.5	9.5
Lease liability, net	2,673	2,866	3,011	(6.7)	(11.2)
Accrued interest payable	294	1,117	2,646	(73.7)	(88.9)
Other liabilities	15,340	16,139	20,506	(5.0)	(25.2)
Total liabilities	1,290,873	1,287,060	1,366,333	0.3	(5.5)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding
9,213,969 shares at September 30, 2024; 9,179,825 shares at June 30, 2024; and 9,179,510 shares at September 30, 2023	92	92	92	0.0	0.0
Additional paid-in capital	72,916	72,953	72,926	(0.1)	(0.0)
Retained earnings	93,692	94,300	96,206	(0.6)	(2.6)
Accumulated other comprehensive loss, net of tax	(6,487)	(6,652)	(9,989)	(2.5)	(35.1)
Total stockholders' equity	160,213	160,693	159,235	(0.3)	0.6
Total liabilities and stockholders' equity	$1,451,086	$1,447,753	$1,525,568	0.2%	(4.9)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Three Month Change	One Year Change
Interest income
Loans, including fees	$16,658	$16,805	$16,918	(0.9)%	(1.5)%
Investments	1,744	1,886	2,118	(7.5)	(17.7)
Interest-earning deposits with banks	863	482	525	79.0	64.4
Dividends on FHLB Stock	150	144	113	4.2	32.7
Total interest income	19,415	19,317	19,674	0.5	(1.3)
Interest expense
Deposits	9,748	9,498	9,205	2.6	5.9
Other borrowings	1,213	849	766	42.9	58.4
Total interest expense	10,961	10,347	9,971	5.9	9.9
Net interest income	8,454	8,970	9,703	(5.8)	(12.9)
Provision (recapture of provision) for credit losses	1,575	(200)	(300)	(887.5)	(625.0)
Net interest income after provision (recapture of provision) for credit losses	6,879	9,170	10,003	(25.0)	(31.2)

Noninterest income
BOLI income	295	310	244	(4.8)	20.9
Wealth management revenue	42	54	53	(22.2)	(20.8)
Deposit related fees	236	240	247	(1.7)	(4.5)
Loan related fees	96	97	79	(1.0)	21.5
Other income (expense), net	8	(28)	54	(128.6)	(85.2)
Total noninterest income	677	673	677	0.6	0.0

Noninterest expense
Salaries and employee benefits	4,606	3,817	5,018	20.7	(8.2)
Occupancy and equipment	1,183	1,225	1,193	(3.4)	(0.8)
Professional fees	585	749	553	(21.9)	5.8
Data processing	838	856	742	(2.1)	12.9
Regulatory assessments	165	170	200	(2.9)	(17.5)
Insurance and bond premiums	113	118	111	(4.2)	1.8
Marketing	46	47	97	(2.1)	(52.6)
Other general and administrative	952	959	856	(0.7)	11.2
Total noninterest expense	8,488	7,941	8,770	6.9	(3.2)
(Loss) income before federal income tax (benefit) provision	(932)	1,902	1,910	(149.0)	(148.8)
Federal income tax (benefit) provision	(324)	347	409	(193.4)	(179.2)
Net (loss) income	$(608)	$1,555	$1,501	(139.1)%	(140.5)%

Basic (loss) earnings per share	$(0.07)	$0.17	$0.16
Diluted (loss) earnings per share	$(0.07)	$0.17	$0.16
Weighted average number of common shares outstanding	9,190,146	9,168,414	9,127,568
Weighted average number of diluted shares outstanding	9,190,146	9,235,446	9,150,059

The following table presents a breakdown of the loan portfolio (unaudited):
	September 30, 2024		June 30, 2024		September 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Multifamily	$132,811	11.6%	$134,302	11.7%	$140,022	11.7%
Total multifamily residential	132,811	11.6	134,302	11.7	140,022	11.7

Non-residential:
Retail	118,840	10.4	118,154	10.4	130,101	11.0
Office	73,778	6.5	74,032	6.4	72,773	6.1
Hotel / motel	54,716	4.8	55,018	4.8	63,954	5.4
Storage	32,443	2.8	32,636	2.8	33,229	2.8
Mobile home park	22,443	2.0	23,159	2.0	21,285	1.8
Warehouse	18,743	1.6	18,868	1.6	19,446	1.6
Nursing Home	11,407	1.0	11,474	1.0	11,676	1.0
Other non-residential	30,719	2.7	32,139	2.8	42,227	3.7
Total non-residential	363,089	31.8	365,480	31.8	394,691	33.4

Construction/land:
One-to-four family residential	42,846	3.8	39,908	3.5	43,532	3.7
Multifamily	7,227	0.6	6,078	0.5	2,043	0.2
Land development	10,148	0.8	9,800	0.8	9,766	0.8
Total construction/land	60,221	5.2	55,786	4.8	55,341	4.7

One-to-four family residential:
Permanent owner occupied	279,744	24.5	283,516	24.7	260,970	22.1
Permanent non-owner occupied	221,127	19.4	225,423	19.6	232,238	19.6
Total one-to-four family residential	500,871	43.9	508,939	44.3	493,208	41.7

Business:
Aircraft	-	0.0	-	0.0	1,981	0.2
Small Business Administration ("SBA")	1,745	0.2	1,763	0.2	1,810	0.3
Paycheck Protection Plan ("PPP")	238	0.0	316	0.0	551	0.0
Other business	12,416	1.1	12,984	1.1	23,633	1.9
Total business	14,399	1.3	15,063	1.3	27,975	2.4

Consumer:
Classic, collectible and other auto	58,085	5.1	56,758	4.9	59,955	5.1
Other consumer	12,935	1.1	13,535	1.2	12,193	1.0
Total consumer	71,020	6.2	70,293	6.1	72,148	6.1

Total loans	1,142,411	100.0%	1,149,863	100.0%	1,183,385	100.0%
Less:
ACL	16,265		14,796		15,306
Loans receivable, net	$1,126,146		$1,135,067		$1,168,079

Concentrations of credit: (1)
Construction loans as % of total capital	36.8%		34.8%		37.8%
Total non-owner occupied commercial real estate as % of total capital	296.2%		298.8%		328.1%
 (1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2024	2024	2024	2023	2023
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	(0.17)%	0.43%	(0.29)%	0.31%	0.39%
Return on equity	(1.50)	3.88	(2.67)	2.97	3.71
Dividend payout ratio	0.00	76.47	(108.33)	100.00	79.26
Equity-to-assets ratio	11.04	11.10	10.91	10.74	10.44
Tangible equity ratio (2)	10.97	11.02	10.83	10.66	10.36
Net interest margin	2.46	2.66	2.55	2.54	2.69
Average interest-earning assets to average interest- bearing liabilities	116.46	117.01	116.40	115.84	116.94
Efficiency ratio	92.96	82.35	116.97	85.17	84.49
Noninterest expense as a percent of average total assets	2.32	2.21	3.05	2.18	2.29
Book value per common share	$17.39	$17.51	$17.46	$17.61	$17.35
Tangible book value per share (2)	17.26	17.37	17.32	17.47	17.20

Capital Ratios: (3)
Tier 1 leverage ratio	10.86%	10.91%	10.41%	10.18%	10.25%
Common equity tier 1 capital ratio	15.43	15.39	14.98	14.90	14.75
Tier 1 capital ratio	15.43	15.39	14.98	14.90	14.75
Total capital ratio	16.68	16.64	16.24	16.15	16.00

Asset Quality Ratios: (4)
Nonaccrual loans as a percent of total loans	0.07%	0.41%	0.02%	0.02%	0.02%
Nonaccrual loans as a percent of total assets	0.06	0.32	0.01	0.01	0.01
ACL as a percent of total loans	1.42	1.29	1.30	1.28	1.29
Net charge-offs to average loans receivable, net	0.00	0.00	0.00	0.00	0.00

Allowance for Credit Losses:
ACL ‒ loans
Beginning balance	$14,796	$14,996	$15,306	$15,306	$15,606
Provision (recapture of provision) for credit losses	1,500	(200)	(300)	-	(300)
Charge-offs	(31)	-	(10)	-	-
Recoveries	-	-	-	-	-
Ending balance	$16,265	$14,796	$14,996	$15,306	$15,306

Allowance for unfunded commitments
Beginning balance	$564	$564	$439	$439	$439
Provision for credit losses	75	-	125	-	-
Ending balance	$639	$564	$564	$439	$439

Provision (recapture of provision) for credit losses
ACL - loans	$1,500	$(200)	$(300)	$-	$(300)
Allowance for unfunded commitments	75	-	125	-	-
Total	$1,575	$(200)	$(175)	$-	$(300)
(1) Performance ratios are calculated on an annualized basis.
(2) Non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.
(4) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2024	2024	2024	2023	2023
	(Dollars in thousands)
Yields and Costs: (1)
Yield on loans	5.86%	5.93%	5.88%	5.83%	5.73%
Yield on investments	4.30	4.38	4.11	4.11	3.98
Yield on interest-earning deposits	5.27	5.25	5.28	5.32	5.18
Yield on FHLB stock	7.73	8.63	7.79	7.29	6.57
Yield on interest-earning assets	5.66%	5.73%	5.62%	5.56%	5.46%

Cost of interest-bearing deposits	3.80%	3.71%	3.69%	3.62%	3.33%
Cost of borrowings	3.19	2.64	2.65	2.40	2.42
Cost of interest-bearing liabilities	3.72%	3.59%	3.58%	3.50%	3.24%

Cost of total deposits (2)	3.47%	3.38%	3.38%	3.31%	3.03%
Cost of funds (3)	3.44%	3.30%	3.31%	3.23%	2.97%

Average Balances:
Loans	$1,131,473	$1,139,017	$1,160,156	$1,167,339	$1,171,483
Investments	161,232	173,102	202,106	206,837	211,291
Interest-earning deposits	65,149	36,959	37,032	65,680	40,202
FHLB stock	7,719	6,714	6,554	6,584	6,820
Total interest-earning assets	$1,365,573	$1,355,792	$1,405,848	$1,446,440	$1,429,796

Interest-bearing deposits	$1,021,041	$1,029,608	$1,082,168	$1,127,690	$1,097,324
Borrowings	151,478	129,126	125,604	120,978	125,402
Total interest-bearing liabilities	1,172,519	1,158,734	1,207,772	1,248,668	1,222,726
Noninterest-bearing deposits	96,003	101,196	99,173	102,869	109,384
Total deposits and borrowings	$1,268,522	$1,259,930	$1,306,945	$1,351,537	$1,332,110

Average assets	$1,453,431	$1,446,207	$1,495,753	$1,538,955	$1,522,224
Average stockholders' equity	161,569	161,057	161,823	159,659	160,299
(1) Yields and costs are annualized.
(2) Includes noninterest-bearing deposits.
(3) Includes total borrowings and deposits (including noninterest-bearing deposits).

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles (“GAAP”) utilized in the United States, this earnings release contains non-GAAP financial measures that include tangible equity, tangible assets, tangible book value per share, and the tangible equity-to-assets ratio. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of goodwill and core deposit intangible, net and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:
	Quarter Ended
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
	(Dollars in thousands, except per share data)

Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$160,213	$160,693	$160,183	$161,660	$159,235
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	326	357	388	419	451
Tangible equity (Non-GAAP)	$158,998	$159,447	$158,906	$160,352	$157,895

Total assets (GAAP)	$1,451,086	$1,447,753	$1,468,350	$1,505,082	$1,525,568
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	326	357	388	419	451
Tangible assets (Non-GAAP)	$1,449,871	$1,446,507	$1,467,073	$1,503,774	$1,524,228

Common shares outstanding at period end	9,213,969	9,179,825	9,174,425	9,179,510	9,179,510

Equity-to-assets ratio (GAAP)	11.04%	11.10%	10.91%	10.74%	10.44%
Tangible equity-to-tangible assets ratio (Non‑GAAP)	10.97	11.02	10.83	10.66	10.36
Book value per common share (GAAP)	$17.39	$17.51	$17.46	$17.61	$17.35
Tangible book value per share (Non-GAAP)	17.26	17.37	17.32	17.47	17.20